ARTICLES OF AMENDMENT

________________________________________
(1)

(2)______________________All American Pet Company, Inc.______________________________,
a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3) The charter of the corporation is hereby amended as follows:
ARTICLE IV: STOCK

To increase the Authorized Common Shares from Two Hundred and Fifty Million (250,000,000) Shares of $0.001 par value to Five Hundred Million (500,000,000) Shares of $0.001 par value stock.

This amendment of the charter of the corporation has been approved by
(4) the Directors and Shareholders.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5) Barry Schwartz                                               (5) Lisa Bershan
      Secretary                                                                                        President

(6) Return address of filing party:

402 W Broadway, Suite 690
San Diego, CA 92101